Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, January 9, 2020

TEGNA Announces Strong Preliminary Fourth Quarter Results, Updated 2020 Financial Guidance, and Successful Completion of $1 Billion Senior Note Offering

Fourth quarter financial results reflect strong revenue growth and accelerating political advertising, as well as operating efficiencies, creating positive momentum entering 2020

Tysons, VA - TEGNA Inc. (NYSE: TGNA) (the “Company”) today announced preliminary financial results for the fourth quarter ended December 31, 2019 as well as the successful completion of its previously announced $1 billion private placement eight-year senior note offering, priced at 4.625%. The Company intends to use the net proceeds from the offering to repay the remaining $310 million principal amount of its 5.125% senior notes (due 2020), the $650 million principal amount of its 6.375% senior notes (due 2023), and borrowings under its revolving credit agreement.

In support of this offering, the Company released the following preliminary financial results:

PRELIMINARY FOURTH QUARTER HIGHLIGHTS:

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Revenue is expected to be in the range of $688-693 million, up seven to eight percent year-over-year and above prior guidance of mid-single digit percent growth, driven by continued growth in subscription revenue, 2020 political advertising spending beginning in earnest earlier than anticipated and stronger advertising and marketing services revenue across TEGNA’s portfolio of stations, including the thirteen stations acquired mid-way through the third quarter of 2019. Excluding political advertising, revenue is expected to be up 32-33 percent compared to last year, exceeding prior guidance of high twenties.

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Adjusted EBITDA is expected to be in the range of $225-230 million, reflecting a full quarter of new station contributions as well as the strength of our existing stations. This represents a $43-48 million decline in Adjusted EBITDA compared with fourth quarter 2018, despite being up against $140 million of high margin political advertising dollars last year.

PRELIMINARY FULL YEAR 2019 HIGHLIGHTS:

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Revenue is expected to be in the range of $2,294-2,299 million, up four percent year-over-year, driven primarily by the strength in subscription revenue and contributions from our newly acquired stations. Excluding political advertising, 2019 revenue growth is expected to be up 14-15 percent compared to last year.

•	Adjusted EBITDA is expected to be in the range of $703-708 million, down $73-78 million year-over-year despite being up against $234 million of high margin political advertising.

•	Free cash flow as a percent of revenue is expected to be at or above the high end of previous guidance of 18-19 percent for the two-year period ended December 31, 2019.

CEO COMMENT:

“2019 was a tremendous year of growth, execution and innovation at TEGNA,” said Dave Lougee, president and chief executive officer. “Our preliminary fourth quarter results reflect a very positive trajectory in our key long-term value drivers, including strong subscription revenue growth and accelerating political advertising. These also are reflected in our full-year 2020 guidance metrics, which we have updated to include our projection of year-over-year subscription revenue growth of at least mid-twenties. This growth reflects our top of the market retransmission rates for our portfolio of Big Four affiliates, providing solid momentum as we head into 2020 and beyond. We also anticipate at least $300 million in high-margin political advertising revenue in 2020, heavily weighted toward the third and fourth quarters given the geographic footprint of our stations.

These trends strengthen our firepower, allowing us to quickly reduce leverage while we continue to pursue transformative M&A opportunities, for which we have ample room even under the FCC’s existing national cap. Meanwhile, we have continued to be thoughtful in managing our balance sheet, including completing two debt refinancings over a four-month period, taking advantage of the low interest rate environment to reduce interest expense and improve our financial flexibility. The strength of our operations and fortress balance sheet position TEGNA to continue to play a key role as an industry consolidator in the years ahead.”

FULL YEAR 2020 OUTLOOK

As announced on December 3, 2019, TEGNA’s full-year 2020 financial guidance metrics also reflect projected strong ongoing performance resulting from the operational excellence of our portfolio of 62 television stations, including our 13 recently acquired stations, as well as a focus on best-in-class journalism and effective content delivery.

Growth in 2020 full year EBITDA and free cash flow will also continue to reflect year-over-year expense improvements resulting from significant cost reduction initiatives that have been underway for the past 24 months. These initiatives include implementation of shared service support centers for all back-office support functions, completion of the company-wide financial systems consolidation in second quarter 2020, and automation of sales support processes as well as other key traffic monitoring functions. The efficiencies gained through these efforts benefit all of our stations, while accelerating the timing of expected EPS accretion from the newly acquired stations to nine months, down from the previously announced 12 months.

TEGNA has also updated its full-year 2020 guidance for subscription revenue growth, reflecting the culmination of successful late fourth quarter retransmission negotiations and interest expense reductions generated by this week’s $1 billion refinancing.

Please see below for the full set of 2020 key guidance metrics.

Full Year 2020 Key Guidance Metrics	Including All Acquisitions[1] As Reported[1]
Subscription Revenue Growth	+ mid-twenties percent
Political Revenue	> $300 million
Corporate Expenses	$41 - 43 million
Depreciation	$70 - 78 million
Amortization	TBD[2]
Interest Expense	$220 - 225 million[3]
Total Capital Expenditures	$62 - 70 million
Non-Recurring Capital Expenditures	$20 - 24 million
Effective Tax Rate	23.5 - 24.5%
Leverage Ratio	4.0x - 4.1x by year end (4.6x by mid-year)
Free Cash Flow as a % of est. 2019/20 Revenue	19 - 20%
Free Cash Flow as a % of est. 2020/21 Revenue	19 - 20%

[1]	Includes legacy TEGNA business and multicast networks Justice and Quest, Dispatch stations and Nexstar/Tribune station acquisitions subsequent to their acquisition dates.
[2]	This will be updated upon completion of appraisals of the assets and liabilities related to the new acquisitions.
[3]	Compares to previous guidance of $228-233 million.

USE OF NON-GAAP INFORMATION

We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and our Board of Directors use the non-GAAP financial measures for the purpose of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses Non-GAAP measures, such as Adjusted EBITDA and free cash flow, to evaluate management’s performance. The Company, therefore, believes that the use of these non-GAAP measures provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. We also believe these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to the Company before (1) provision for income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) spectrum repacking reimbursements and other, (8) depreciation and (9) amortization.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	it does not reflect our income tax expense or the cash requirements to pay our taxes; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

“Free cash flow,” a non-GAAP measure, is calculated as non-GAAP Adjusted EBITDA (as defined above), further adjusted by adding back (1) stock-based compensation, (2) non-cash 401(k) company match, (3) syndicated programming amortization, (4) pension reimbursements, (5) dividends received from equity method investments and (6) reimbursements from spectrum repacking. This is further adjusted by deducting payments made for (1) syndicated programming, (2) pension, (3) interest, (4) taxes (net of refunds) and (5) purchases of property and equipment. Like Adjusted EBITDA, free cash flow is not intended to be a measure of cash flow available for management’s discretionary use.

The Company is unable to provide, without unreasonable efforts, certain forward looking information on a GAAP basis, including the range of estimated net income for the three months ended December 31, 2019, because at this time it is unable to determine, with reasonable certainty, the purchase accounting valuations that will be utilized to establish the intangible assets for the recently completed acquisitions of 11 local television stations in eight markets from Nexstar Media Group, two television stations and two radio stations from Dispatch Broadcast Group and the expected amortization impact of those acquired intangibles. The range of estimated Adjusted EBITDA (non-GAAP) for the three months ended December 31, 2019 and estimated free cash flow (non-GAAP) amounts used in forming the free cash flow as a % of revenue ranges can be presented, as they do not include acquired intangible asset amortization. The valuation of acquired intangibles is not yet substantially complete and depends on various factors; as such, the variability in the estimate of the amortization of those intangibles could have a material impact on the GAAP results for the guidance period.

All of the data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by our management and compilation of actual results. With regards to the 2019 numbers, we have provided estimated ranges for this data primarily because our closing procedures for the quarter ended December 31, 2019 are not yet complete and we have not generated data for the full quarter. Our management’s estimates are based upon monthly information currently available to us and extrapolation from such information. While we expect that our results will be within these ranges, our actual results may differ materially from these preliminary estimates. The preliminary estimated financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP, our external audit firm, has not audited, reviewed, compiled, nor applied agreed-upon procedures with respect to this preliminary estimated financial data, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

As a result of the foregoing considerations and other limitations on non-GAAP measures, investors are cautioned not to place undue reliance on this preliminary estimated financial data.

Certain statements in this press release may be forward looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward-looking statements. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com